EXHIBIT A

SCHEDULE OF TRANSACTIONS

Reporting Person	Date of Transaction	Number of Shares Sold	Price Per Share*	Low Price	High Price
Juniper Targeted Opportunity Fund, L.P.	January 6, 2021	9,395	$35.23	$34.50	$35.70
Juniper Targeted Opportunity Fund, L.P.	January 7, 2021	2,800	$34.90	$34.75	$35.06
Juniper Targeted Opportunity Fund, L.P.	January 8, 2021	234	$35.04	$35.00	$35.25
Juniper Targeted Opportunity Fund, L.P.	January 15, 2021	2,270	$35.24	$35.00	$35.41
Juniper Targeted Opportunity Fund, L.P.	January 19, 2021	12,231	$36.17	$35.32	$36.59
Juniper Targeted Opportunity Fund, L.P.	January 20, 2021	2,937	$36.57	$36.50	$36.85
Juniper Targeted Opportunity Fund, L.P.	January 22, 2021	573	$37.23	$37.12	$37.25
Juniper Targeted Opportunity Fund, L.P.	February 3, 2021	36,290	$40.46	$39.25	$41.23
Juniper Targeted Opportunity Fund, L.P.	February 4, 2021	666	$41.41	$41.00	$41.71
Juniper Targeted Opportunity Fund, L.P.	February 5, 2021	14,450	$42.49	$42.09	$43.00

* The Price Per Share reported above is a weighted average price. The Shares were sold in multiple transactions at a range of prices as reflected in the table above. Upon request, the Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the SEC full information regarding the Shares purchased at each separate price within the ranges set forth above.